Draft July 20, 2010

AMENDMENT TO

AGREEMENT AND DECLARATION OF TRUST

OF

CRM MUTUAL FUND TRUST

August 24, 2010

9.1.2 Without limiting Section 9.1.1, the appointment, designation or identification (including in any proxy or registration statement or other document) of a Trustee as chairperson of the Board of Trustees, a member or chairperson of a committee established by the Trustees, an expert on any topic or in any area (including an audit committee financial expert), or the lead independent Trustee, or as having experience, attributes or skills in any area, or any other appointment, designation or identification of a Trustee, shall not impose on that person any standard of care, duty, obligation or liability that is greater than the standard of care, duties, obligations and liabilities imposed on that person as a Trustee in the absence of the appointment, designation or identification (except that the foregoing limitation shall not apply to duties expressly imposed pursuant to the By-Laws, a committee charter or a Trust policy statement), and no Trustee who has special attributes, skills, experience or expertise, or is appointed, designated or identified as aforesaid, shall be held to a higher standard of care by virtue thereof. In addition, no appointment, designation or identification of a Trustee as aforesaid shall affect in any way that Trustee's rights or entitlement to indemnification.

A/73419278.1